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                                                                  Exhibit (a)(3)

                              BOSTON ADVISORS TRUST
                               100 Federal Street
                           Boston, Massachusetts 02110

                            Certificate of Amendment
                            ------------------------

         The undersigned, being the President of Boston Advisors Trust (the "Trust"), a Massachusetts business trust created under a Declaration of Trust dated September 28, 1999, as amended (as so amended, the "Declaration of Trust"), DOES HEREBY CERTIFY that, pursuant to the authority conferred upon the Trustees of the Trust by Section 8.4 of the Declaration of Trust and by the written consent of a majority of the Trustees, Section 5.5 of the Declaration of Trust is hereby amended as set forth below:

1. That pursuant to Article V, Section 5.5 of the Boston Advisors Trust's (the "Trust") Declaration of Trust, one additional series of shares be designated as Boston Advisors New York Municipal Money Market Fund, and an unlimited number of shares of beneficial interest, no par value per share, is hereby allocated to the series.

         That said Amendment to the Declaration of Trust shall be effective immediately.

         The Trustees further direct that, upon the execution of this Certificate of Amendment, the Trust take all necessary action to file an original copy of this Certificate of Amendment with the Secretary of State of The Commonwealth of Massachusetts and at any other place required by law or by the Declaration of Trust.

         IN WITNESS WHEREOF, the undersigned has executed this certificate as of the 14th day of February, 2002.

                                    /s/ Michael J. Vogelzang
                                    --------------------------------------------
                                    By: Michael J. Vogelzang
                                    Its:     President